EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-106176, 333-122674 and 333-69433 on Form S-8 and in Registration Statements Nos. 333-119704, 333-75228, 333-73618, 333-100791 and 333-101716 of on Form S-3 of our reports dated September 28, 2005, relating to the consolidated financial statements and financial statement schedule of OSI Systems, Inc. and subsidiaries (which report expresses and unqualified opinion and includes an explanatory paragraph relating to the restatement of pro forma stock compensation fair value disclosures) and management’s report on the effectiveness of internal controls over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal controls over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of OSI Systems, Inc. and subsidiaries for the year ended June 30, 2005.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
September 28, 2005